EXHIBIT C

TO

DEPOSIT AGREEMENT

FORM OF INSTRUCTIONS TO DEPOSITARY

FOR WITHDRAWAL OF SHARES

The Bank of New York

101 Barclay Street

New York, New York  10286

Dear Sirs:

Pursuant to Section 2.5 of the Deposit Agreement dated as of ________________, 1989 (the “Deposit Agreement”) among Repsol, S.A. (“Repsol”), The Bank of New York, as Depositary, and the Holders of American Depositary Receipts, the following American Depositary Receipts evidencing American Depositary Shares are hereby surrendered to you against receipt of [Poliza / Polizas representing] [and] [shares of] the capital stock of Repsol pursuant to the Deposit Agreement:

American Depositary Receipt

Number of American Depositary

Certificate Number

Shares Evidenced Thereby

Please deliver [a Poliza / Polizas] corresponding the name[s] and amount[s] listed below to the address[es] indicated:

Name

Number of Shares

Deliver To

Please deliver the shares by delivering [physical certificates] [and] [Poliza / Polizas] representing such securities to the individuals named above in the amounts and locations indicated.

Thank you for your attention to this matter.

Yours very truly,

[Name of Depositor]